Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	April 29, 2009
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES
FIRST QUARTER 2009 RESULTS
SAN JOSE, CA — California Water Service Group (NYSE: CWT) today announced net income of $2.4 million and earnings per share of $0.12 for the first quarter of 2009, compared to net income of $0.2 million and earnings per share of $0.01 for the first quarter of 2008.
     Revenues increased by $13.7 million, or 19%, to $86.6 million, with rate increases adding $11.6 million and sales to new customers adding $2.4 million. A decrease in usage and other changes in revenue of $5.3 million were partially offset by an increase in revenue of $5.0 million due to the net increase of the Water Revenue Adjustment Mechanism (WRAM) and Modified Cost Balancing Account (MCBA) that went into effect July 1, 2008.
     Total operating expenses for the first quarter of 2009 increased $12.2 million, or 18%, to $80.3 million. Water production costs increased $3.5 million, or 14%, due to increased purchased water costs and higher power costs. Administrative costs increased $5.4 million, or 41%, to $18.9 million, mainly due to higher benefit and legal expenses. Other production expenses increased $0.4 million, or 3%, to $12.5 million, as a result of increases in expenses for pumping and transmission & distribution.
     Maintenance expense increased 13%, or $0.5 million, to $4.6 million during the quarter, primarily due to increased spending on main repairs. Depreciation expense increased $1.0 million, or 11%, to $10.2 million due to increases in utility plant in 2008. Taxes other than income increased $0.3 million, or 9%, to $4.1 million, primarily due to increases for property tax paid in the first quarter.
     Other income, net of income taxes, increased $0.6 million primarily due to a property sale during the quarter — there were no property sales in the first quarter of 2008.
          On April 17, 2009, California Water Service Company completed an offering of $100 million in aggregate principal amount of its 5.875% First Mortgage Bonds due 2019, Series LL. Cal Water plans to use a portion of the net proceeds from the sale of the bonds to pay down outstanding short-term borrowings, and use the remainder of the proceeds to fund capital projects scheduled for 2009.

     On April 8, 2009, Standard & Poor’s Rating Services assigned it “AA—” secured debt rating and “1+” recovery rating to California Water Service Company’s First Mortgage Bonds. At the same time, Standard & Poor’s affirmed its “A+” corporate credit rating on the Company. “We were pleased to complete the debt offering and to receive the AA- rating on the $100 million First Mortgage Bonds,” said President and Chief Executive Officer Peter C. Nelson. “While the credit markets have been extremely volatile, the demand for Cal Water’s bonds was strong, and the “AA—” rating further shows the financial strength of our Company,” Nelson said.
     Nelson further noted that during the first quarter the Company has been preparing the 2009 general rate case (GRC) for Cal Water. It will be the first time in the Company’s history that it files for all 24 regulated districts plus general office in the same proceeding. In addition to the GRC filing, the Company is stepping up its water efficiency program. With WRAM and MCBA in place, the Company can aggressively pursue water efficiency programs and better support the State of California water efficiency goals.
     All stockholders and interested investors are invited to listen to the 2009 first quarter conference call on April 30, 2009, at 11:00 a.m. (EST), by dialing 1-866-847-7859 and keying in ID# 1347470. A replay of the call will be available from 2:00 p.m. (EST) Thursday, April 30, 2009, through June 29, 2009, at 888-266-2081, ID# 1347470. The call, which will be hosted by President and CEO, Peter Nelson and Vice President and Chief Financial Officer, Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., and CWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in 100 California, Washington, New Mexico, and Hawaii communities. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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Source: California Water Service Group

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

	March 31	December 31
(In thousands, except per share data)	2009	2008
ASSETS
Utility plant:
Utility plant	$1,605,014	$1,583,079
Less accumulated depreciation and amortization	(482,235)	(470,712)

Net utility plant	1,122,779	1,112,367

Current assets:
Cash and cash equivalents	5,278	13,869
Receivables
Customers	18,216	22,786
Other	19,006	12,071
Unbilled revenue	12,472	13,112
Materials and supplies at average cost	5,068	5,070
Taxes, prepaid expense, and other assets	12,265	12,890

Total current assets	72,305	79,798

Other assets:
Regulatory assets	198,170	198,293
Goodwill	3,906	3,906
Other assets	25,148	26,743

Total other assets	227,224	228,942

	$1,422,308	$1,421,107

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$207	$207
Additional paid-in capital	214,236	213,922
Retained earnings	185,128	188,820

Total common stockholders’ equity	399,571	402,949
Preferred stock	—	—
Long-term debt, less current maturities	287,202	287,498

Total capitalization	686,773	690,447

Current liabilities:
Current maturities of long-term debt	2,891	2,818
Accounts payable	37,988	41,772
Notes payable	52,000	40,000
Accrued expenses and other liabilities	37,195	38,606

Total current liabilities	130,074	123,196

Unamortized investment tax credits	2,392	2,392
Deferred income taxes, net	74,283	72,344
Regulatory liability and other	83,234	83,312
Pension and postretirement benefits other than pensions	150,074	152,685
Advances for construction	177,684	176,163
Contributions in aid of construction	117,794	117,568

Commitments and contingencies	$1,422,308	$1,418,107

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the three months ended:

	March 31,	March 31,
	2009	2008
Operating revenue	$86,613	$72,921

Operating expenses:
Water production costs	28,868	25,358
Admistrative and General	18,861	13,418
Other operations	12,456	12,065
Maintenance	4,635	4,114
Depreciation and amortization	10,198	9,222
Income taxes	1,232	174
Property and other taxes	4,088	3,739

Total operating expenses	80,338	68,090

Net operating income	6,275	4,831

Other income and expenses:
Non-regulated revenue	2,881	2,905
Non-regulated expenses	(2,641)	(3,036)
Gain on sale of non-utility property	603	—
Less: income tax (expense) benefit on other income and expenses	(338)	49

	505	(82)

Interest expense:
Interest expense	5,038	5,014
Less: capitalized interest	(679)	(450)

Total interest expense	4,359	4,564

Net income	$2,421	$185

Earnings per share
Basic	$0.12	$0.01

Diluted	$0.12	$0.01

Weighted average shares outstanding
Basic	20,730	20,688

Diluted	20,759	20,711

Dividends per share of common stock	$0.29500	$0.29250